Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-125938 and No. 333-135355) and Form S-8 (No. 333-48724, No. 333-05117, No. 333-05119, No. 333-74831, No. 333-40220, No. 333-44752, No. 333-88634 and No. 333-127982) of Pacific Capital Bancorp of our report dated March 22, 2005, except as to the effects of the reclassification of 2004 amounts for reportable segments as discussed in Note 25, as to which the date is March 14, 2006, relating to the financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

San Francisco, California

March 1, 2007